EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Artesian Resources Corporation
Newark, Delaware

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88531 and 333-136184) and Form S-8 (No. 333-05255, 333-31209, 333-78043 and 333-126910) of Artesian Resources Corporation of our reports dated March 12, 2009, relating to the consolidated financial statements, and the effectiveness of Artesian Resources Corporation’s internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

We also consent to the incorporation by reference of our report dated March 12, 2009 relating to the financial statement schedule, which appears in this Form 10-K.

/s/BDO Seidman, LLP

Bethesda, Maryland
March 12, 2009